Exhibit 12

                        GTE CORPORATION AND SUBSIDIARIES
        Statements of the Consolidated Ratio of Earnings to Fixed Charges
                                   (Unaudited)


                                                                         Years Ended December 31,
                                                     --------------------------------------------------------------
                                                       1999           1998           1997        1996        1995
                                                     --------       --------       --------    --------    --------
                                                                             (Dollars in Millions)
Net earnings available for fixed charges:
  Income before extraordinary charges                $  4,063       $  2,492       $  2,794    $  2,798    $  2,538
  Add (deduct):
     Income taxes                                       2,291          1,553          1,624       1,614       1,466
     Interest expense                                   1,402          1,397          1,283       1,146       1,151
     Capitalized interest (net of amortization)           (49)            (7)           (13)        (35)        (23)
     Preferred stock dividends of Parent                 --             --             --          --             6
     Dividends on preferred securities
        of subsidiaries                                    86             98            101         106          98
     Additional income requirement on
        preferred dividends of subsidiaries                 3              5              7          10          10
     Minority interests                                    41            199            155         149         145
     Portion of rent expense representing                 145            155            133         131         128
        interest
                                                     --------       --------       --------    --------    --------

                                                        7,982          5,892          6,084       5,919       5,519
  Deduct - Minority interests                             (51)          (329)          (280)       (263)       (246)
                                                     --------       --------       --------    --------    --------

Adjusted earnings                                    $  7,931       $  5,563       $  5,804    $  5,656    $  5,273
                                                     ========       ========       ========    ========    ========

Fixed charges:
  Interest expense                                   $  1,402       $  1,397       $  1,283    $  1,146    $  1,151
  Dividends on preferred securities
     of subsidiaries                                       86             98            101         106          98
  Additional income requirement on
     preferred dividends of subsidiaries                    3              5              7          10          10
  Portion of rent expense representing interest           145            155            133         131         128
                                                     --------       --------       --------    --------    --------

                                                        1,636          1,655          1,524       1,393       1,387
  Deduct - Minority interests                             (44)           (60)           (66)        (68)        (70)
                                                     --------       --------       --------    --------    --------
Adjusted fixed charges                               $  1,592       $  1,595       $  1,458    $  1,325    $  1,317
                                                     ========       ========       ========    ========    ========


RATIO OF EARNINGS TO FIXED CHARGES                       4.98(a)        3.49(b)        3.98        4.27        4.00


(a) Excluding pretax special items of $(1,116) million, or $(651) million after-tax (see Note 3 in Item 8), the Company's ratio of earnings to fixed charges for the year ended December 31, 1999 would have been 4.28.

(b) Excluding pretax special charges of $755 million, or $482 million after-tax (see Note 3 in Item 8), the Company's ratio of earnings to fixed charges for the year ended December 31, 1998 would have been 3.96.